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Proxy Statement Pursuant to Section 14(a) of the

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WESTERN ASSET GLOBAL HIGH INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

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Independent Proxy Advisory Firm Egan-Jones Recommends Stockholders Vote “FOR” Western Asset Global High Income Fund’s Director Nominees

Egan-Jones is Third Major Independent Proxy Advisory Firm, following ISS and Glass Lewis, to

Support the Fund’s Director Nominees

Western Asset Global High Income Fund Encourages Stockholders to Vote “FOR” the

Fund’s Director Nominees on the WHITE Proxy Card Today

NEW YORK – October 22, 2019 – Western Asset Global High Income Fund Inc. (NYSE: EHI) (“the Fund”) today announced that independent proxy advisory firm Egan-Jones Proxy Services (“Egan-Jones”) has recommended that stockholders vote “FOR” the Fund’s director nominees – Eileen A. Kamerick and Robert D. Agdern – on the WHITE proxy card in connection with the Annual Meeting of Stockholders scheduled for 9:00 a.m. Eastern Time on October 25, 2019. The Fund’s director nominees have now received positive recommendations from all three independent proxy advisory firms, Institutional Shareholder Services (“ISS”), Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones.

In its report dated October 18, 2019, Egan-Jones noted1:

•	“… we believe that voting FOR the management nominees is in the best interest of the Company and its shareholders.”

•

“As shown in the financials presented by the management, the Fund’s current investment adviser and the Board have taken steps to achieve positive results and that the Fund has outperformed its peers in the Lipper group.”

•	“We believe that the incumbent directors and management nominees are the best in class to continue the execution of the Fund’s primary investment objective to generate high current income.”

•

“We believe that the proxy fight initiated by Saba Capital will disrupt the current efforts of value creation for the shareholders as the dissident shareholders did not provide a comprehensive plan or an alternative for the Fund if its nominees are elected. This clearly demonstrates the lack of long-term plan and instead, the dissident shareholders’ focus on the short-term which can be harmful to the interests of the shareholders.”

“We are pleased that Egan-Jones has joined ISS and Glass Lewis in recommending that stockholders support the Fund’s diverse, independent and highly-qualified director nominees,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset Global High Income Fund. “The support of all three leading independent proxy advisory firms reaffirms our belief that we have the right Board and strategy in place to continue delivering on our investment objectives of generating high current income and strong total returns. We urge stockholders to follow the recommendations of ISS, Glass Lewis and Egan-Jones and support the Board that is acting in their best interests.”

[1]	Permission to use quotations neither sought nor obtained.

The Board encourages stockholders to follow the unanimous recommendations from all three leading independent proxy advisory firms by voting “FOR” Eileen A. Kamerick and Robert D. Agdern on the WHITE proxy card today.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8198

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any GOLD proxy card sent to you by Saba Capital, as doing so will revoke your vote on the WHITE proxy card.

About Western Asset Global High Income Fund

Western Asset Global High Income Fund Inc., a non-diversified closed-end investment management company traded on the New York Stock Exchange under the symbol “EHI,” is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the advisor.

An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. The credit quality ratings shown may change over time.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

For more information, please call Fund Investor Services at 1-888-777-0102, or consult the Fund’s web site at http://www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset Global High Income Fund

888-777-0102

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449